Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Members
EnLink Midstream, LLC:

We consent to the incorporation by reference in the registration statements No. 333-194395 on Forms S-8 and No. 333-192419 on Form S-4 and subsequent amendments to Form S-4 of EnLink Midstream, LLC of our report dated February 20, 2015, with respect to the consolidated balance sheets of EnLink Midstream, LLC as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of EnLink Midstream, LLC.

Our report refers to a change in the Company’s method of accounting for computing depreciation on certain assets.

/s/ KPMG LLP

Dallas, Texas
February 20, 2015